Filed Pursuant to Rule 433

Registration No. 333-210450

March 29, 2016

Acquisition of MWH Global March 29, 2016 We create communities. We are Stantec.

PROSPECTUS INFORMATION An amended and restated preliminary short form prospectus containing important information relating to the securities described in this presentation has not yet been filed with the securities regulatory authorities in each of the provinces of Canada. A copy of the amended and restated preliminary short form prospectus is required to be delivered to any investor that received this presentation and expressed an interest in acquiring the securities. There will not be any sale or any acceptance of an offer to buy the securities until a receipt for the final short form prospectus has been issued. This presentation does not provide full disclosure of all material facts relating to the securities offered. Potential investors should read the amended and restated preliminary short form prospectus, final short form prospectus and any amendment, for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision. Stantec has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering of Subscription Receipts referred to in this communication. The Subscription Receipts may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Before you invest, you should read the prospectus in that registration statement and other documents Stantec has filed with the SEC for more complete information about Stantec and the offering.  Stantec has also filed a preliminary short form prospectus relating to the offering with each of the provincial and territorial securities regulatory authorities in Canada. You may get any of these documents for free by visiting EDGAR on the SEC website at www.sec.gov or via SEDAR at www.sedar.com. Alternatively, Stantec, any underwriter or any dealer participating in the offering will arrange to send you the prospectus without charge if you request it in the U.S. from CIBC Capital Markets, 425 Lexington Avenue, 5th floor, New York, NY; Attention Hector Cruz; Phone: 1-800-282-0822; Email: useprospectus@cibc.com or from RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281-8098; Attention: Equity Syndicate; Phone: 877-822-4089; Email: equityprospectus@rbccm.com.

NON-IFRS MEASURES This presentation contains references to certain measures that do not have a standardized meaning under IFRS as prescribed by the International Accounting Standards Board and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these measures are provided as additional information to complement IFRS measures by providing further understanding of operations from management's perspective. Accordingly, non-IFRS measures should not be considered in isolation nor as a substitute for analysis of financial information reported under IFRS. Stantec presents non-IFRS measures, specifically, EBITDA, Adjusted EBITDA and Adjusted Earnings per Share. In addition, Stantec presents EBITDA, Adjusted EBITDA and Adjusted Earnings per Share for Stantec and MWH (as defined herein) on a combined basis, assuming completion of, and after giving effect to, the acquisition described herein. Stantec uses EBITDA as an approximate measure of pre-tax operating cash flow. It measures earnings before deducting financial charges, income tax, depreciation and amortization, net income attributable to non-controlling interests and dividends, and includes income from equity investments. “Adjusted EBITDA” is calculated as EBITDA adjusted for out of ordinary course severance, estimated savings associated with certain employee retirement plans and other one-time costs and items. “Adjusted Earnings per Share” means Earnings per Share, adjusted to exclude estimated transaction-related intangible amortization, costs and other one-time items on an after-tax basis. Stantec believes these adjustment measures are useful for evaluating its historical and unaudited pro forma financial results, given the exceptional nature of these one-time asset impairment changes. Stantec believes these non-IFRS measures are frequently used by securities analysts, investors, and other interested parties as measures of financial performance and to provide supplemental measures of operating performance, and thus highlight trends that may not otherwise be apparent when relying solely on IFRS financial measures. See the amended and restated preliminary short form prospectus, final short form prospectus, and any amendments thereto for reconciliations of the non-IFRS measures described in this presentation.

FORWARD-LOOKING INFORMATION This presentation includes certain statements that are "forward-looking statements" within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995 "safe harbour" provisions or "forward looking information" within the meaning of applicable Canadian securities legislation (collectively, "forward-looking information"). The forward-looking information in this presentation is presented for the purpose of providing disclosure of the current expectations of Stantec's future events or results, having regard to current plans, objectives and proposals, including the intention to proceed with the acquisition described herein, and such information may not be appropriate for other purposes. Forward-looking information relates to, among other things, Stantec's objectives, goals, targets, strategies, intentions, plans, key performance drivers, estimates or expectations for its financial condition, and outlook for its operations, including with respect to future capital expenditures (including the amount and nature thereof), financial guidance for future performance, business strategies and measures to implement strategies, competitive strengths, goals, expansion, and growth of Stantec's business and operations, plans and references to its future success. Forward-looking information is predictive in nature and depends upon or refers to future events or conditions; as such, this presentation uses words such as "may", "would", "could", "should", "will", "likely", "expect", "anticipate", "believe", "intend", "plan", "forecast", "project", "estimate", "target", "guideline", "goal", and similar expressions suggesting future outcomes or events to identify forward-looking information. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances may be considered forward-looking information. These statements are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Forward-looking information in this presentation may include, but is not limited to, statements regarding: Stantec's anticipated business prospects; Stantec’s financial and operational performance, including the performance of its subsidiaries; the planned acquisition, including the expected closing thereof; plans regarding financing for the acquisition and repayment of credit facilities; expectations or projections about strategies and goals for growth and expansion, including our intention to leverage MWH’s brand equity and enhance cross-selling; expectations regarding realization of synergies and accretion following the acquisition, and the timing thereof; expected impacts of the acquisition on EBITDA composition, earnings, cash flow and dividend growth, as well as on our future ability to reduce leverage levels; planned changes in Stantec’s business, including the addition of new lines of business; expected regulatory processes and outcomes and the impact thereof; expected capital expenditures and contractual obligations; expected operating and financial results; and expected industry, market and economic conditions.

FORWARD-LOOKING INFORMATION Whether actual results and developments will conform with the expectations and predictions contained in the forward-looking information is subject to a number of risks and uncertainties, many of which are beyond Stantec's control, and the effects of which can be difficult to predict. Certain material assumptions made, and material risk factors with respect to, the forward-looking information referred to above include the following: the ability to deploy the capabilities of MWH to Stantec's existing clients and cross-sell Stantec's services across the global network of MWH consistent with management's expectations; general economic conditions, demand for services, foreign exchange and interest rates, stock market volatility and market valuations, commodity prices, government spending levels, and competition; the ability to complete the acquisition and integrate the business of MWH and achieve synergies consistent with expectations and the ability of Stantec to successfully leverage its back office functions and optimize its operational footprint consistent with expectations; the ability of management to implement best practices in the combined company; earnings of the combined company; capital structure and maintenance of annual dividends and free cash flows of the combined company; fees, interest rates, and timing of completion of the acquisition and the ability to obtain all required approvals for the acquisition on a timely basis; management’s knowledge of MWH and due diligence and other work in connection with evaluation of the acquisition; and other assumptions and risks relating to the business of Stantec and the acquisition described in Stantec’s continuous disclosure filings with securities regulators and as will be described in the amended and restated short form prospectus. Stantec cautions that the foregoing list of important factors that may affect future results is non-exhaustive. Additional information on these and other factors will be discussed in the amended and restated preliminary short form prospectus and the documents incorporated by reference therein. In evaluating any forward-looking information contained in this presentation, Stantec cautions readers not to place undue reliance on any such forward-looking information. All forward-looking information in this presentation speaks as of the date of this presentation. Unless otherwise required by applicable securities laws, Stantec does not intend, nor does Stantec undertake any obligation, to update or revise any forward-looking information contained in this presentation to reflect subsequent information, events, results, circumstances or otherwise.

Acquisition of MWH

Agenda Transaction Summary MWH Overview Pro Forma Stantec Financial Summary Conclusion

Transaction Summary

Transaction Highlights 1 Adjusted for out of ordinary course severance, estimated savings associated with certain employee retirement plans and other one-time costs and items 2 Adjusted to exclude estimated transaction-related intangible amortization, costs and other one-time items on an after-tax basis 3 Assuming completion of the offering of Subscription Receipts, the acquisition of MWH and the transactions related thereto Stantec Inc. (“Stantec” or the “Company”) has agreed to acquire MWH Global Inc. (“MWH”), a global engineering, consulting, and construction management firm focused on water for built infrastructure and the environment The acquisition should expand Stantec’s geographic footprint and service offering and create a global leader in the water market with an international footprint The transaction is valued at approximately US$795 million, representing approximately 9.5x 2015 Adjusted EBITDA1. After giving effect to expected US$25 million in anticipated run-rate synergies, the transaction is valued at approximately 7.3x 2015 Adjusted EBITDA1 Stantec has secured fully committed financing and expects to fund the purchase with a mix of credit facilities and a C$525 million bought-deal equity offering via Subscription Receipts The transaction is expected to be immediately mid-single digit accretive to Adjusted EPS2 and mid-teens accretive to Adjusted EPS2 in 20173

FOR CLIENTS Better equipped to solve our clients’ infrastructure challenges with our collective expertise and award-winning experience Enhanced services over a greater span of the project life cycle FOR EMPLOYEES FOR SHAREHOLDERS Shared expertise and collaboration opportunities Potential to broaden experience with new regions and projects Enhanced career advancement opportunities Key MWH management expected to assume significant leadership roles at Stantec Meaningful expected synergies Highly accretive transaction1 Efficient capital structure Expected dividend growth Compelling Value For Key Stakeholders 1 Based on Adjusted EPS which assumes completion of the offering of Subscription Receipts, the acquisition of MWH and the transactions related thereto

A Leading Water & Infrastructure Firm Top tier firm with world-class expertise in key non-cyclical growth areas, including infrastructure and water Depth and breadth of experience to deliver on complex projects worldwide Strong management and over 22,000 employees worldwide Leading North American-focused engineering and design firm with expertise in buildings, energy and resources, environmental services, and infrastructure projects Industry-leading management team Over 15,000 employees1 across 250 locations1 Leading global water and infrastructure engineering management consulting firm that offers services to both public and private clients worldwide Expertise in solving complex water projects, a key global growth area Founded in 1820, MWH is a private, employee-owned company with over 6,800 employees across 187 offices in 26 countries 1 As of December 31, 2015

A Top Tier Global Design Firm The acquisition of MWH is expected to reinforce Stantec’s position as a top tier design firm in both North America and the global marketplace 1 According to Engineering News-Record and internal analysis 2 According to Engineering News-Record Top 500 North American Design Firms1 ENR Top 150 Global Design Firms2

MWH Overview

MWH at a Glance 2015A Gross Revenue $1,318 2015A Adj. EBITDA1 $84 6,800 Employees 187 Offices 26 Countries Key Metrics (US$M) Top Firm in Water New Civil Engineer 2015 (U.K) #1 Sewer & Solid Waste ENR Top International Design Firms #1 Wastewater Treatment ENR Top 400 Contractors Sourcebook #1 Company Overview Global leader in water markets Full service engineering, consulting, and construction management firm with broad capabilities Strong international footprint Currently employee-owned Nearly 200 year history Strong brand recognition Project of the Year & Large Structures Awards American Public Works Association #1 Engineering Achievement of the Year Award California Water Environmental Association #1 Best Project Award in Water & Environment Engineering News-Record #1 1Adjusted for out of ordinary course severance, estimated savings associated with certain employee retirement plans and other one-time costs and items

MWH has helped create some of the world’s most technically significant water and natural resource infrastructure projects MWH Water and Natural Resource Infrastructure Projects Panama Canal, Panama Thames Water, United Kingdom APLNG, Australia Cerro Verde, Peru Austin Water Treatment Plant, United States Select Water Infrastructure Projects Select Natural Resource Water Projects

MWH Segment Overview Water is the largest end market of MWH’s global service offerings Mining Oil & Gas Water Energy & Power Industrial Transport Ports, Waterways, Canals General Building 2015 MWH GROSS REVENUE BY END MARKET US$ 1.318 B 2015 MWH GROSS REVENUE BY SEGMENT Engineering and Technical Services Construction Management Services Program Management and Management Consulting US$ 1.318 B

MWH Geographic Footprint


Europe + Africa
~US$466 M[1]
~2,400 staff
• United Kingdom
• Italy
• Belgium
• Netherlands
• Turkey
• Cyprus
• Pakistan
• Ethiopia
Asia Pacific
~US$139 M[1]
~1,500 staff
• New Zealand
• Australia
• Fiji
• Taiwan
• India
• Brunei
• China
• Singapore
Americas
~US$665 M[1]
~2,650 staff
• United States
• Peru
• Chile
• Canada
• Argentina
• Panama
Middle East
~US$48 M[1]
~250 staff
• Qatar
• United Arab Emirates
• Bahrain
• Israel

Note: Staff figures as of December 31, 2015
[1] Represents 2015 Gross Revenue

STN
TSX·NYSE
Stantec
17

Pro Forma Stantec

The combined business is expected to build upon Stantec's position as a top tier design firm within the global water and infrastructure market, and enhance our ability to compete on the world’s most technically sophisticated water-related projects A Global Leader in Water and Infrastructure Markets Expanded Geographic Footprint MWH brings a strong history of operating effectively in global markets and should provide Stantec with immediate geographic breadth MWH is expected to add global capabilities in water-related design services to key hydropower, oil & gas, mining, and industrial clients Opportunity to cross-sell engineering services from Stantec’s Energy & Resources, Environmental Services, and Buildings business operating units Enhance Cross-Selling Capabilities to Different End Markets ü ü ü Strategic Rationale MWH’s history and experience of operating in global markets Stantec’s strong balance sheet, history of operational effectiveness, and experience in successfully integrating acquisitions Create Additional Growth Opportunities Add Water-Related Construction Capabilities MWH has a diverse range of construction capabilities, with expertise in construction management at risk for water related projects in the US and UK, which Stantec expects to leverage to further meet the needs of Stantec’s existing water clients Stantec expects to leverage the MWH construction capabilities in the consulting services Stantec provides on design-build projects Employees expected to be able to better serve clients by drawing resources from across the globe to Create Communities and Build a Better World New Opportunities for Combined Company Employees ü ü ü

Business Profile Combination Infrastructure Buildings Energy & Resources Environmental Services 2015 STANTEC GROSS REVENUE BY BOU 2015 COMBINED GROSS REVENUE BY BOU Buildings Energy & Resources Construction Environmental Services Infrastructure Water Transportation Community Development Water expected to become Stantec’s largest business line C$ 2.877 B C$ 4.563 B1 Water Transportation Community Development 1 US$/C$ adjustment: 1.2787

Geographic Combination 2015 STANTEC GROSS REVENUE BY ROU Canada International United States 2015 COMBINED GROSS REVENUE BY ROU United States Canada United Kingdom, Europe, Middle East Global MWH’s experience in global markets should provide Stantec immediate geographic breadth, creating a platform for further expansion and diversification C$ 2.877 B C$ 4.563 B1 1 US$/C$ adjustment: 1.2787

Financial Summary

Financial Summary The acquisition is expected to be immediately mid-single digit accretive to Adjusted EPS1 and mid-teens accretive to Adjusted EPS1 in 20172 Highly Accretive Transaction Efficient Capital Structure Strong cash flow generation and growth prospects of the combined company are expected to reduce leverage levels from less than 3.0x pro forma 2015 Adjusted EBITDA3 at closing to less than 2.0x expected EBITDA by the end of 2017 Strong balance sheet should provide flexibility to continue executing growth strategy The Acquisition is expected to result in increased cash flow generation, which should enable the Company to reduce debt while supporting Stantec’s payout ratio and dividend growth Dividend Growth New C$800 million Senior Secured Revolving Credit Facility New C$450 million Term Credit Facility C$525 million Subscription Receipts which will convert to Common Shares upon closing of the acquisition Committed Financing ü ü ü ü 1 Adjusted to exclude estimated transaction-related intangible amortization, costs and other one-time items on an after-tax basis 2 Assuming completion of the offering of subscription receipts, the acquisition of MWH and the transactions related thereto 3Adjusted for out of ordinary course severance, estimated savings associated with certain employee retirement plans and other one-time costs and items

Near-Term Anticipated Synergies Cross-selling to new and existing customers across multiple geographies Broad capabilities in water to provide full service life cycle offering to clients Additional Revenue Growth Opportunities Meaningful Expected Cost Synergies Optimize existing back office functions and operational footprint Enhance efficiency by implementing operational best practices ü ü Stantec expects: US$25 million in run-rate synergies, with the majority in cost synergies Synergies expected to be fully realized by the end of 2017

Conclusion MWH geographically diversifies Stantec’s operations into additional global markets Geographic Diversification Service Diversification MWH adds additional service capabilities in Construction and Management Consulting related to Water that are expected to better position Stantec to meet the needs of its clients Highly accretive transaction1 positioned for further growth and diversification in both the short and long term Creating Shareholder Value ü ü ü We are better together 1 Based on Adjusted EPS, assuming completion of the offering of subscription receipts, the acquisition of MWH and the transactions related thereto